Exhibit 3.17

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:23 PM 11/07/2008
FILED 02:18 PM 11/07/2008
SRV 081101095 – 4620772 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

• First: The name of this Corporation is AccuGear, Inc.

• Second: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code: 19801. The registered agent in charge thereof is The Corporation Trust Company.

• Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

• Fourth: The amount of the total stock this Corporation is authorized to issue is 100 shares with a par value of $0.01 per share.

• Fifth: The name and address of the incorporator is as follows:

Steven R. Keyes

One Dauch Drive

Detroit, MI 48211-1198

• Sixth: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the Bylaws of the Corporation.

• Seventh: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7th day of November, A.D. 2008

BY:	/s/ Steven R. Keyes
NAME: Steven R. Keyes